Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

10x Genomics, Inc.
(Exact Name of Registrant as Specified in its Charter)

(1)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the 2019 Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	5,625,748(2)	$81.12(4)	$456,360,677.76	$92.70 per $1,000,000	$42,304.64
Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	200,000(3)	$68.95(5)	$13,790,000.00	$92.70 per $1,000,000	$1,278.34
	Total Offering Amounts		5,825,748		$470,150,677.76		$43,582.98
	Total Fees Offset						0
	Net Fee Due						$43,582.98

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A common stock.

(2)
Reflects an automatic annual increase on January 1, 2022 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the 10x Genomics,
Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which annual increase is provided for in the Omnibus Incentive Plan.

(3)
Reflects an automatic annual increase on January 1, 2022 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”), which annual increase is provided for in the ESPP.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $81.12 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 17, 2022.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based on 85% of $81.12 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 17, 2022. Pursuant to the ESPP, Pursuant to the ESPP, the purchase price of a share of the Registrant’s Class A common stock reserved for issuance thereunder will be 85% of the fair market value of a share of the Registrant’s Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the ESPP), whichever is lower.
1.